Exhibit 99.1





December 18, 2003

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE


               GCI ANNOUNCES SERVICE CONTRACT WITH STATE OF ALASKA

ANCHORAGE, AK -- GCI (NASDAQ:GNCMA) today announced that it has been awarded an agreement with the State of Alaska to provide a variety of telecommunication services for the next 18 months. Services include: long-distance, IP Telephony, voice and data network management and maintenance, Internet, audio and video conferencing and Help Desk. The total value of services is approximately $10 million.

"We are pleased that the State of Alaska has chosen GCI for its telecommunication needs," said Ron Duncan, GCI president. "We look forward to providing this customer with the best service and technology available, and anticipate future opportunities for additional services."

GCI is the largest Alaska-based and operated integrated telecommunications provider and provides local, wireless, and long distance service, cable television, Internet, data communication and telecommunications outsourcing services throughout Alaska. More information about the company can be found at www.gci.com.

The foregoing contains forward-looking statements regarding the company's expected results that are based on management's expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI's control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI's cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

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